EXHIBIT 10.77

February 28, 2020

BY HAND DELIVERY

Collin Cochrane
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

Dear Mr. Cochrane:
This letter agreement is to memorialize discussions we have had relating to your compensation terms with Redwood Trust, Inc. (together with its subsidiaries, the “Company”).
1.    Cash Award. If you remain continuously employed by the Company from the date hereof through March 1, 2022 (the “Specified Period”), you will be entitled to receive a cash award (the “Cash Award”) of $500,000 (Five-Hundred Thousand Dollars), payable at the end of the pay period immediately following the end of the Specified Period.
A.    In the event that your employment with the Company is terminated by the Company without “Cause” (as defined below) prior to the end of the Specified Period, subject to your compliance with the terms set forth in paragraph 4 below, you will be entitled to receive the Cash Award within 30 days following your termination date, notwithstanding that you were not continuously employed during the Specific Period.
2.    Annual Bonuses During Specified Period. While you acknowledge that the amount of your annual year-end bonus is, and will continue to be, at the discretion of the Company, the Company agrees that:
A.    The target amount of your 2020 annual year-end bonus will remain at its current level of 125% of your 2020 base salary.
B.    In the event that your employment with the Company is terminated by the Company without “Cause” (as defined below) prior to the end of the Specified Period, subject to your compliance with the terms set forth in paragraph 4 below, you will be entitled to receive an annual year-end bonus for any full calendar year during which you were employed during the Specified Period (or, if you were employed for only a portion of a calendar year during the Specified Period, a pro-rated annual year-end bonus for such portion of a calendar year), with the amount of any such bonus being at the discretion of the Company, and, in any event, payable within 30 days following your termination date.
3.    Amendment to Currently Outstanding Equity Awards. Annex A to this letter agreement lists your currently outstanding but unvested equity awards as of February 28, 2020 (collectively, “Outstanding Equity Awards”), which include both deferred stock units (“Outstanding DSUs”) and performance stock units (“Outstanding PSUs”). This letter agreement hereby amends each of the award agreements between you and the Company pursuant to which the Outstanding Equity Awards were granted as follows:
A.    Currently Outstanding PSUs. With respect to award agreements for Outstanding PSUs, notwithstanding provisions therein providing for the full or partial forfeiture of such PSUs upon a termination of employment without cause, in the event that your employment with the Company is terminated by the Company without “Cause” (as defined below) prior to the scheduled final vesting date for such PSUs, subject to your compliance with the terms set forth in paragraph 4 below, the target shares granted therein, to the extent not already vested or forfeited at the time of such termination, shall not be pro-rated based on time served during the performance period and such PSUs shall continue to be eligible to vest and become payable based on the performance goals and other performance-based vesting terms set forth therein.
B.    Currently Outstanding DSUs. With respect to award agreements for Outstanding DSUs, notwithstanding provisions therein providing for the full or partial forfeiture of DSUs upon a termination of employment without cause, in the event that your employment with the Company is terminated by the Company without “Cause” (as defined below) prior to the scheduled final vesting date for such DSUs, subject to your compliance with the terms set forth in paragraph 4 below, the award shares granted therein, to the extent not already vested or forfeited at the time of such termination shall immediately vest and not be forfeited.
4.    Conditions to Termination-Related Provisions. The payments and vesting terms described in paragraphs 1.A, 2.B, 3.A, and 3.B above, are subject to, and contingent on, you satisfying each of the following conditions immediately prior to any and each instance of the Company paying or delivering any amount or consideration to you in accordance therewith:
(i) you honor any post-employment obligations to the Company, including, but not limited to, the return of any Company property; and
(ii) you execute and deliver to the Company, within 21 days following your employment termination date, a Separation and Release Agreement consistent with the standard form used by the Company (which would contain, among other terms, a general release of claims by you of the Company and its affiliates) and you not revoking the Separation and Release Agreement after any waiting or revocation period required under applicable law.
5.    Defined Terms - “Cause”. Solely for purposes of this letter agreement, “Cause” for termination of employment shall mean any one of the following events (as determined in good faith by the Company):
(i) your commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude,
(ii) with respect to the Company or its business and operations, (A) any act or omission by you involving, or attempting, embezzlement, misappropriation, or fraud or (B) any act or omission by you involving dishonesty, misrepresentation or similar behavior, which, in the case of this clause (B) is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or its business and operations in a manner that is significant,
(iii) (A) your breach of any Company policy (including any code of conduct or harassment policies) which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or any of its affiliates in a manner that is significant or (B) any significant breach by you of an agreement with the Company or any of its affiliates,
(iv) your breach of any fiduciary duty or fiduciary obligation to the Company or any of its affiliates which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or any of its affiliates,
(v) any act of negligence, recklessness, or willful misconduct that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or any of its affiliates or any of its or their business affairs, reputation, counterparties, employees, agents or vendors in a manner that is significant,
(vi) your failure to substantially perform your job or duties to the Company or any of its affiliates as reasonably determined by the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to you, or

(vii) your unauthorized use or disclosure of trade secrets or confidential or proprietary information of the Company or pertaining to the Company’s business.

* * *
If you become eligible to receive any payments and/or taxable income in accordance with the terms of this letter agreement, the Company will make withholdings and deductions from taxable amounts delivered to you in accordance with applicable law and your then applicable withholding designations that the Company has customarily applied.
Any controversy or claim arising out of or relating to this letter agreement, including any claim of a breach of this letter agreement (a “Dispute”), shall be resolved in the manner set forth in dispute resolution/arbitration provisions of the existing Employment and Confidentiality Agreement between you and the Company dated March 20, 2013.
This letter agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.
You have the right to consult with the attorney of your choice before signing this letter agreement or any Separation and Release Agreement, and are hereby advised to consult with an attorney in regard to these matters.

[Signature page follows…]

Please acknowledge your agreement to the foregoing by signing below in the space provided for your signature and by returning such signed original to me.
Sincerely,
Redwood Trust, Inc.

By: /s/ Andrew P. Stone
Name: Andrew P. Stone
Title: Executive Vice President
Agreed and Acknowledged:
/s/ Collin L. Cochrane
Collin L. Cochrane

Date: February 28, 2020